Exhibit 14

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

CODE OF ETHICS

Adopted on July 19, 2012

OUR CORE VALUES

Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (the “Company) focus on providing exceptional customer service, an extensive array of nutritional and health information, the highest quality products, and everyday affordable prices for our valued customers. The Company also believes in providing an exceptional work environment for our employees by treating them with respect and paying them a fair wage.

OUR QUALITY STANDARDS

The Company sells the highest quality products at every day affordable prices.  A strict review process ensures these quality standards are met and adhered to. There are some products we will not carry because they contain certain nutrients or ingredients of questionable quality.

ABOUT THE CODE OF ETHICS

This Code of Ethics (the “Code”) is designed to promote a responsible and ethical work environment and contains guidelines on proper behavior in the workplace and contact information to be used if you have questions or concerns.  The Code applies to all Company employees, officers and members of the Company’s Board of Directors (individually, a “Director” and together, the “Directors”), as well as consultants, advisors and contractors of the Company that the Company designates.

The Code does not cover all relevant laws or Company policies.  Other Company policies and procedures supplement the policies in this Code.

The information contained in the Code is not a contract or an offer of a contract.  The terms of the Code concerning the employment relationship are implemented at the sole discretion of the Company and may be withdrawn or changed at any time without notice.

The Company expects all covered by this Policy to act in accordance with the highest standards of personal and professional integrity at all times, and to comply with the Company’s policies and procedures and all laws, rules and regulations of any applicable international, federal, state or local government.

YOUR RESPONSIBILITY UNDER THE CODE

General

In performing your duties for the Company, you are responsible for abiding by the Company’s policies and all local, state and national laws applicable in jurisdictions in which the Company does business.  You are also obligated to comply with all other applicable laws, rules and regulation of any regulatory organization, licensing agency, or professional association governing your professional activities.  You are responsible for knowing and following the laws and policies that relate to your duties, including the policies in the Code and all other Company policies.  If you have questions about specific laws that may apply to your activities or about whether particular circumstances may involve illegal conduct, contact Heather Isely, Executive Vice President.  You should also contact the Company’s General Counsel if you think a provision in this Code may conflict with an applicable legal requirement or a provision in another Company policy.

Generally, in thinking about your actions and whether or not they comply with the Code, you should think about:

•                  Is this legal?

•                  Is this the right thing to do?

•                  How would I feel if this were on the front page of the newspaper?

•                  Does this reflect well on the reputation of the Company and support its ethical values?

Violating the Code or other Company policies may result in corrective action up to and including discharge, payment of damages to the Company, and criminal charges.  Most problems, however, can be easily avoided by simply using good judgment and seeking guidance when questions arise.  It is your responsibility to raise questions, make appropriate disclosures and bring potential problems to the Company’s attention.

Reporting Code Violations

If you know of or suspect a violation of the Code, we urge you to report it through one of the means provided in this policy. You may report suspected violations of the Code, and any other ethics or integrity issues, to your supervisor, to a Disclosure and Ethics Committee member or anonymously to a third party hotline. Neither your supervisor nor the Company will take any action against you for reporting suspected misconduct in good faith.  Information about how to contact the Disclosure and Ethics Committee and the third party hotline is at the end of the Code along with other important contact information.  If you are an executive officer or Director, you should contact the General Counsel.

Reports of potential misconduct will be taken seriously and investigated promptly and thoroughly.  Except where disclosure of the source of such a report is required to investigate a report or by applicable law or legal process, all such reports will be kept confidential to the extent reasonably possible.

No Retaliation

It is against Company policy, and in some cases against the law, for the Company to take action against an employee, Director, supplier, vendor or agent of the Company for reporting or threatening to report a violation of this Code or cooperating in investigations relating to Code violations, provided that the person has acted in good faith and with a reasonable belief that the information provided is true.

Waivers

Waivers of this Code will be granted only in exceptional circumstances.  The provisions of this Code may only be waived by the Disclosure and Ethics Committee or, in the case of executive officers and Directors, by the Company’s Board of Directors or an appropriate Board Committee.  Any waiver of this Code for an executive officer or Director will be promptly disclosed in accordance with applicable legal requirements.

Disclosure and Ethics Committee

The Disclosure and Ethics Committee is responsible for setting policy and reviewing questions and issues submitted by employees and others.  Employees may contact the Disclosure and Ethics Committee directly by email.

OUR COLLECTIVE RESPONSIBILITY UNDER THE CODE

General

All employees and Directors must understand that they are representatives of the Company at all times, whether at their principal place of work or offsite.  The Company’s reputation is important and everything we do counts.  The key principles of this Code, in summary, are as follows:

•                  Treat every customer, co-worker and supplier with courtesy, dignity and respect.

•                  Maintain an equal-opportunity environment free of discriminatory acts or behavior.

•                  Provide reasonable accommodations, as needed, to qualified employees with disabilities.

•                  Deliver a drug-free workplace devoid of drugs that impair job performance.

•                  Safeguard your own health and safety, as well as that of fellow employees.

•                  Do not tolerate actual or threatened violence against co-workers, customers or others.

•                  Remain free of actual or apparent conflicts of interest.

•                  Do not give or accept value that might compromise objectivity.

•                  Do not use Company funds or time for politics without executive or Board approval.

•                  Never pay any government agent to influence actions or decisions.

•                  Avoid agreements, understandings or plans that limit competition.

•                  Always deal fairly with customers, suppliers, vendors, competitors and employees.

•                  Protect confidential information and share it only with those who need to know.

•                  Do not use or share material nonpublic information for trading the Company’s stock.

•                  Prepare and maintain accurate and complete records, information and accounts.

•                  Cooperate with auditors and do not coerce, manipulate or mislead them.

•                  Use Company property only for business purposes and protect it from misuse or theft.

•                  Refer inquiries from the media, investors and analysts to investor relations.

The above is simply a summary of key principles. Details of these principles appear below. You are responsible for these details as well.

Respecting Customers, Co-Workers and Others

All of our customers are entitled to our world class customer service and are to be treated with respect and courtesy.  Education and customer service have always been cornerstones of the Company’s philosophy. We believe that in order for people to achieve optimal health, information needs to be easily accessible. We emphasize teaching nutrition to our associates and, in turn, expect our associates to use what they have learned when helping customers. Our customers know they will always receive knowledgeable customer service from trained associates when they shop at our stores. We are committed to the truthful and accurate communication of information about our merchandise and the education of our customers.  Advertising and other promotional materials will be honest and factual, not misleading or deceptive.

The Company embraces diversity and all employees are expected to treat every co-worker, customer and supplier with courtesy, dignity and respect.  All employees are entitled to work in an environment free from illegal harassment and discrimination from co-workers, supervisors or outside parties.  Company policy prohibits harassment of or discrimination against any employee, customer, vendor or supplier on the basis of race, color, religion, gender, national origin, citizenship, age, disability, sexual orientation or marital status.  We are committed to providing accessible facilities and services for our customers with disabilities.  We will never use information about our customers for any unauthorized purpose.

Equal Opportunity

The Company provides equal opportunity for all in compliance with all applicable local, state and federal laws.  It is the duty and responsibility of every employee and Director to create and maintain an environment free of discriminatory acts or behavior.  The Company recruits, hires, trains, promotes, assigns, compensates, and in all ways treats persons in compliance with all applicable local, state and federal laws without respect to race, color, religion, gender, national origin, citizenship, age, disability, sexual orientation or marital status.

Accommodating Disabilities

We accommodate employees with disabilities in many ways.  We will attempt to provide reasonable accommodations, as needed, to qualified employees with disabilities.  If you are an employee with a disability and believe that you need an accommodation to perform your job, you should inform your supervisor or the Human Resources Department, who will work with you and properly respond to your request.

Drug Free Workplace

We are committed to providing a drug free workplace.  Possession, use or being under the influence of alcohol or any drugs, legal or illegal, that impair job performance, such as but without limitation medical marijuana, muscle relaxants, or sleep aids during work hours subjects the Company and our employees to unacceptable health and safety risks and is therefore, not tolerated by the Company.

Privacy

The Company respects its employees’ privacy.  However, the Company retains the right to search any and all Company property at any time, including, but not limited to, offices, desks, emails, computers, lockers and voice mail.  An employee’s private conduct off the job is not the Company’s concern, unless it impairs an employee’s performance on the job or potentially affects the reputation or business interests of the Company.

Health and Safety

The health, safety and well being of all employees is of the upmost importance to the Company.  The Company administers a safety program that is composed of proactive investigations, training and behavioral awareness to reduce the potential for occupational illness or injury.  All employees are expected to safeguard their own health and safety, as well as that of their fellow employees, by paying attention to safe work practices, maintaining a clean work environment and through compliance with applicable laws and regulations.  In this way, the Company provides a safe, clean and healthy workplace for the benefit of all employees.

Workplace Violence

We are committed to providing a workplace that is safe, secure and free from acts of violence or threats of violence.  In order to maintain safety and security, the Company has established a strict policy that prohibits actual or threatened violence against co-workers, customers or any other persons who are either on the premises or have contact with employees in the course of their duties.  This applies to all employees equally, including managers, supervisors and non-supervisory personnel.  Security and safety in the workplace is every employee’s responsibility.

Every threat of violence is serious and must be treated as such. Prohibited behaviors include such acts as:

•                  making a verbal threat, orally or in writing, explicitly or implicitly, to harm another employee or customer or destroy company property;

•                  attempting to intimidate or harass other employees or customers;

•                  throwing objects at other employees or customers with the intent to inflict harm;

•                  making menacing gestures in an effort to upset, frighten, terrorize or otherwise antagonize other employees or customers;

•                  expressing and maintaining grudges against co-workers, supervisors or customers that exceeds what a reasonable person might express;

•                  displaying a persistent and intense or obsessive romantic or physical interest that is unwanted and unwelcome (e.g., harassing or stalking);

•                  bringing or threatening to bring a weapon to work and displaying a firearm; and

•                  exhibiting behavior that a reasonable person would consider to be a possible danger to the exhibitor or to others.

Conflicts of Interest

Generally

All business decisions should be made solely in the best interests of the Company, not for personal benefit.  Therefore, employees and Directors are expected to remain free of interests or relationships that are, or appear to be, detrimental to the best interests and reputation of the Company.

Many conflicts of interest or potential conflicts of interest may be resolved or avoided if they are appropriately disclosed and approved.  In some instances, disclosure may not be sufficient and the Company may require that the conduct in question be stopped or that actions taken be reversed where possible.

Questions about potential conflicts of interest and disclosure of these situations as they arise should be directed to your supervisor or to the Disclosure and Ethics Committee.  Executive officers and Directors should contact the Chairperson of the Audit Committee.

Gifts and Gratuities

Employees and Directors should not give anything of value to anyone, or accept anything of value from anyone, when doing so might compromise or appear to compromise the objectivity of business decisions.  Generally, such gifts are harmless; however, questions of impropriety arise when these gifts depart from normal business courtesies and take on the appearance of attempts to influence business decisions.

Political Activities

Although the Company encourages participation in the democratic process, the Company’s political activities are strictly regulated by federal, state and local laws.  Except with the approval of the Board of Directors of the Company, and to the extent permitted by applicable law for causes that are core to the Company’s mission, (i) no Company funds or other Company property shall be used for political contributions of any kind, (ii) political activities must be conducted on your own time using your own resources.  The law does not permit, nor will the Company, compensate or reimburse employees or Directors for political contributions other than those described above.

Bribes and Improper Payments

Company employees, Directors and agents should never promise to pay or authorize payment, directly or indirectly, of money, products, services or anything of value to any government official or agent (including employees of a state-owned or state-controlled business or other entity), or any other individual (including political figures or relatives of government officials) or entity in any country in order to influence acts or decisions of government officials, to receive special treatment for the Company, or for personal gain.  All Company employees, Directors and agents worldwide must abide by the United States Foreign Corrupt Practices Act in addition to all local laws and all may seek further information from the Company’s General Counsel.

Antitrust Laws

Company employees, Directors and agents are required to comply with the antitrust and competition laws of the United States and any other countries where we do business.  In general, Company employees, Directors and agents must avoid agreements, understandings or plans with competitors that limit or restrict competition, including price fixing and allocation of markets.

Fair Dealing

Company employees and Directors should always deal fairly with the Company’s customers, suppliers, vendors, competitors and employees. They should not take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, falsification, misrepresentation of material facts or any other practice involving intentional unfair dealing. This provision does not alter existing legal relationships between the Company and its employees, including any at-will employment arrangements.

Confidentiality

Company employees and Directors are expected to protect confidential or proprietary information about the Company, to use this information only for business purposes, and to limit dissemination of the information (both inside and outside the Company) to those who have a need to know the information for business purposes. Company employees and Directors are also expected to protect any confidential or proprietary information that comes to them, from whatever source, in the course of performing their responsibilities for the Company. This includes information received from or relating to third parties (such as vendors) with which the Company has or is contemplating a relationship. Confidential or proprietary information includes all non-public information relating to the Company or a third party. Examples include material non-public information about store operating results, new store development plans, and most employee information. If you are unsure whether information is confidential contact your supervisor or email the Disclosure and Ethics Committee.

Insider Trading

The U.S. federal securities laws prohibit insider trading, which is the buying or selling of a company’s securities at a time when a person has material information about the company that has not become publicly available. Material information is any information that a reasonable investor would consider important in making an investment decision. Insider trading is a crime punishable by disgorgement (return of the profit gained or loss avoided on a transaction), fines and imprisonment.  Companies also may face civil penalties for insider trading violations by their employees and other agents.

As a Company employee or Director, you are not allowed to trade securities, or to tip others to trade securities, of the Company or other companies when you are aware of material information that has not been made available to the public. Anyone who shares material non-public information with others can be subject to the same insider trading penalties that apply if they had engaged in insider trading directly, even if they do not derive any benefit from the other person’s trades. The same restrictions that apply to employees and Directors also apply to their family members and others living in their households.  Further detail regarding insider trading policies can be found in the Company’s Insider Trading Policy.

Financial Integrity

Accurate records are essential to the successful operation of the Company. Employees are responsible for preparing accurate and complete Company records, information and accounts. For example, claims on an expense report or time record, payments and other transactions must be correctly recorded and accounted for, and properly authorized in accordance with Company policies.  All business records should be clear, truthful and accurate. Business records and communications may become subject to public disclosure through government investigations, litigation or the media. Business records are Company assets and must be retained or destroyed in accordance with applicable policy.

As a public company, the Company is required to file periodic reports and make certain public communications. Employees must act to promote full, fair, accurate, timely and understandable disclosure and reporting of Company information, including the Company’s financial results and financial condition, in reports and documents that the Company files with or submits to the Securities and Exchange Commission and other government agencies, and in the Company’s other public communications. All employees must comply with Company policies, procedures and controls designed to promote accurate and complete recordkeeping. Accounting for, and financial reporting of, actual transactions and forecasts must follow the Company’s accounting policies as well as all applicable generally accepted accounting principles and laws. If you have questions or concerns about the Company’s accounting, auditing, financial reporting or internal controls, you may contact your supervisor or email the Disclosure and Ethics Committee.

No Improper Influence on Audits

All Company employees and Directors are expected to cooperate fully with the Company’s internal and external auditors. You must not directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any public accountant engaged in the performance of an audit or review of the Company’s financial statements. Further, any employee involved in the preparation of financial statements or the Company’s independent audit should avoid a personal relationship with any member of the audit engagement team, other than a casual friendly relationship.

Company Property

Company property (for example, inventory, supplies and equipment) should be used for business purposes. Company property should be cared for and used responsibly, and it should be protected from misuse, improper disclosure, theft and destruction. Taking or using Company property of any value for personal purposes without appropriate permission from the Company is stealing. Using Company property (such as telephones, computers and fax machines) for incidental personal activities, however, may be permitted with prior supervisor approval.

Communication with Media, Investors and Analysts

We communicate with the media and investors in an accurate and consistent manner.  Communicating with the media, investors and analysts is the sole responsibility of the Company spokespersons.  If you are approached by the media, an investor or an analyst, you should immediately refer him or her to Investor Relations.

If you are a Company spokesperson, you are expected to demonstrate high standards of integrity and transparency while dealing with the media, investors and analysts, while also refraining from unauthorized or selective disclosure of proprietary or non-public information.  Regardless of whether you are a spokesperson, it is important that you do not present your personal views as being those of the Company.

COMPANY CONTACT INFORMATION

Disclosure and Ethics Committee	ethics@vitamincottage.com
Third Party Hotline	Phone:	(888) 320-0029
	Fax:	(215) 689-3885
	Email:	reports@lighthouse-services.com
	Website:	http://www.lighthouse-services.com/vitamincottage
Executive Vice President, Heather Isely	303-986-4600 heather@vitamincottage.com
Director of Human Resources	303-986-4600 hhayward@vitamincottage.com
Investor Relations	303-986-4600 sbuffa@vitamincottage.com
General Counsel	303-986-4600 jbourne@vitamincottage.com.